Exhibit 16.1

Kenne Ruan, CPA, P.C.	Phone: (203) 824-0441
PO Box 4078, Woodbridge, CT 06525	Email: kruancpa@gmail.com

August 10, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Luduson G Inc., formerly known as Baja Custom Design, Inc. (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/Kenne Ruan, CPA, P.C.
Kenne Ruan, CPA, P.C.